Exhibit 10.3

Execution Version

SECOND MODIFICATION TO CREDIT AGREEMENT

THIS SECOND MODIFICATION TO CREDIT AGREEMENT (this “Amendment”), dated as of November 19, 2014, by and among HEALTHCARE TRUST OF AMERICA HOLDINGS, LP, a Delaware limited partnership (the “Borrower”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”), and the Lenders currently parties to the Credit Agreement referred to below.

WHEREAS, pursuant to the terms of that certain Credit Agreement, dated as of July 20, 2012 (the “Original Credit Agreement”), by and among the Borrower, the Administrative Agent and the financial institutions party thereto and their assignees under Section 13.6 thereof, as amended by that certain First Modification to Credit Agreement, dated January 7, 2014 (as amended, the “Original Credit Agreement”), the Administrative Agent and the Lenders made available to the Borrower a non-revolving, term loan credit facility in an initial amount of up to $155,000,000, on the terms and conditions contained therein.

WHEREAS, by this Amendment, the parties intend to modify and/or amend certain terms and provisions of the Original Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) as more particularly described herein as of the date hereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

Section 1. CONDITIONS PRECEDENT. The effectiveness of this Amendment and the obligations of Lenders’ hereunder are subject to the satisfaction of each and every one of the following conditions precedent to Administrative Agent’s satisfaction:

a) Consummation of the amendment and restatement of the Revolving Credit and Term Loan Agreement, dated as of March 29, 2012, by and among Healthcare Trust of America Holdings, LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other Lenders party thereto, as amended from time to time.

b) Receipt and approval by Administrative Agent of an executed original of this Amendment and any and all other documents, instruments, policies and forms of evidence or other materials which are required pursuant to this Amendment.

c) Reimbursement to Administrative Agent by Borrower of Administrative Agent’s costs and expenses incurred in connection with this Amendment and the transactions contemplated hereby, whether such services are furnished by Administrative Agent’s employees or agents or by independent contractors, including, without limitation, reasonable attorneys’ fees, documentation costs and charges, in each case, to the extent billed by Administrative Agent to Borrower on or prior to the date hereof.

d) The representations and warranties contained in this Amendment are true and correct in all material respects.

e) All payments due and owing to Lenders under the Credit Agreement have been paid current as of the date hereof.

Section 2. EFFECTIVE DATE. The date of this Amendment is for reference purposes only. The effective date of the obligations and amendments under this Amendment is November 19, 2014.

Section 3. REPRESENTATIONS AND WARRANTIES. As a material inducement to Administrative Agent and Lenders for entering into this Amendment, Borrower represents and warrants to Administrative Agent and Lenders as of the date hereof that:

a) Formation And Organizational Documents. Borrower has previously delivered to Administrative Agent all of the relevant formation and organizational documents of Borrower and all Guarantors. Borrower hereby certifies that: (i) the above documents are all of the relevant formation and organizational documents of Borrower; (ii) they remain in full force and effect; and (iii) they have not been amended or modified since they were previously delivered to Lender.

b) Full Force And Effect. The Credit Agreement and the other Loan Documents (collectively, the “Credit Documents”), as amended hereby, are in full force and effect without any defense, counterclaim, right or claim of set-off; all necessary action to authorize the execution and delivery of this Amendment has been taken; and this Amendment is a modification of an existing obligation and is not a novation.

c) No Default. No Default or Event of Default exists under any of the Credit Documents (as modified by this Amendment) and all representations and warranties herein and in the other Credit Documents are true and correct in all material respects (except in the case of a representation or warranty qualified by materiality, in which case such representation or warranty shall be true and correct in all respects), and shall survive execution of this Amendment.

Section 4. MODIFICATION OF CREDIT AGREEMENT. The Credit Agreement is hereby supplemented and modified to incorporate the following, which shall supersede and prevail over any conflicting provisions of the Credit Agreement:

a) Definitions. Section 1.1 of the Credit Agreement is hereby amended such that the following defined terms, (i) to the extent already appearing in Section 1.1 of the Credit Agreement, are hereby deleted in their entirety and replaced with the corresponding definitions below, as applicable, and (ii) to the extent not already appearing in Section 1.1 of the Credit Agreement, are hereby added thereto as alphabetically appropriate:

“Capitalization Rate” means six and one half percent (6.5%) for Medical Office/Office Properties, and eight percent (8.0%) for Other Properties.

“Connection Income Taxes” means Other Connection Taxes (which, for the avoidance of doubt, shall include Taxes imposed on one of the jurisdictional bases described in subsection (a)(i) of the definition of Excluded Taxes) that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on

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amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.9) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.10, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.10(g) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Revolving Credit Agreement” means the Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 19, 2014, by and among Healthcare Trust of America Holdings, LP, as borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the other Lenders party thereto, as amended from time to time

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, or fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreements entered into in connection with the implementation of such Sections of the Code.

“Foreign Lender” means any Lender that is resident for tax purposes in a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“IRS” means the United States Internal Revenue Service.

“Major Acquisition” means (a) a single transaction for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Subsidiaries of properties or assets of a Person for a gross purchase price equal to or in excess of ten percent (10%) of Total Asset Value (without giving effect to such acquisition) or (b) one or more transactions for the purpose of or resulting, directly or indirectly, in the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) by one or more of the Borrower and its Subsidiaries of properties or assets of a Person in any two consecutive fiscal quarters for an aggregate gross purchase price equal to or in excess of ten percent (10%) of Total Asset Value (without giving effect to such acquisitions).

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate

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amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Mortgage Note” means notes receivable of the Borrower, a Subsidiary Guarantor or a Qualified Subsidiary which are secured by mortgage Liens on real property and improvements thereon and which are not more than sixty (60) days past due or otherwise in default after giving effect to applicable cure periods.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6).

“Participant Register” has the meaning set forth in Section 13.6(d).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Asset Value” means the sum of all of the following of the Company, the Borrower, and their Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis, without duplication: (a) unrestricted cash, cash equivalents and marketable securities in excess of $25,000,000, plus (b) with respect to each Medical Office/Office Property or Other Property (other than a Development Property or an Acquisition Property), the quotient of (i) Adjusted NOI minus Capital Reserves attributable to such Property for the prior four consecutive fiscal quarters, divided by (ii) the applicable Capitalization Rate, plus (c) the GAAP book value of notes receivable of the Company, the Borrower and their Subsidiaries which are not more than sixty (60) days past due or otherwise in default, plus (d) the GAAP book value (after any impairments) of all Construction-in-Process for Development Properties plus (e) the GAAP book value (after any impairments) of all Acquisition Properties. The Borrower’s pro rata share of assets held by Unconsolidated Affiliates (excluding assets of the type described in the immediately preceding clause (a)) will be included in Total Asset Value calculations consistent with the above described treatment for wholly owned assets;

provided that (A) not more than twenty percent (20%) of Total Asset Value may be attributable to Other Properties (provided that, solely for purposes of this clause (A), Other

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Properties shall not include Properties that are used primarily as independent living or assisted living facilities), (B) not more than twenty percent (20%) of Total Asset Value may be attributable to Unconsolidated Affiliates, (C) not more than ten percent (10%) of Total Asset Value may be attributable to notes receivable, (D) not more than five percent (5%) of Total Asset Value may be attributable to Development Properties, and (E) not more than thirty-five percent (35%) of Total Asset Value, in the aggregate, may be attributable to clauses (B) through (D) above. For the avoidance of doubt the Borrower shall receive credit for the Total Asset Value up to and including the percentage limits referenced in (A) through (E) immediately above, and any amount in excess of such limitations shall be excluded from the calculation of Total Asset Value.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Withholding Agent” means the Borrower and the Administrative Agent.

b) Certain Definitions Deleted. Section 1.1 of the Credit Agreement is hereby amended by deleting the following defined terms: “Cash Equivalents”; “Fair Market Value”; “Funds From Operations”; “Permitted Investments”; “Qualified Plan”; “Tangible Net Worth”; “Unfunded Liabilities”; “Unsecured Liabilities”.

c) Taxes. Section 3.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“ (a) Terms. For purposes of this Section, the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower and the other Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower and the other Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount

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of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or another Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the other Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section, the Borrower or such other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation

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set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” or other applicable article of such tax treaty;

(2) an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of
Section 881(c)(3)(B) of the

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Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party related to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.”

d) Status of the Company. Section 7.17 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“The Company (i) is taxed as a REIT within the meaning of Section 856(a) of the Code, (ii) has not revoked its election to be a REIT, and (iii) has not engaged in any “prohibited transactions” as defined in Section 857(b)(6)(B)(iii) of the Code (or any successor provision thereto).”

e) HTA Supplemental Information. Section 8.1(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(c) (i) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (A) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (B) setting forth reasonably detailed calculations demonstrating compliance with Section 10.6, Section 10.13 and Section 10.15 and (C) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.4

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and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (ii) together with such compliance certificate, the Borrower shall deliver the following, in form and detail satisfactory to the Administrative Agent, (A) a copy of the quarterly “HTA Supplemental Information” posted on the Borrower’s website (which includes financial information relating to the Borrower’s portfolio), or if such “HTA Supplemental Information” is not available, a report, with respect to the quarterly period immediately prior to the fiscal quarter for which such report is submitted, containing financial information with respect to the Borrower’s portfolio in a form substantially similar to that set forth in the most recently posted “HTA Supplemental Information”; and (B) (1) concurrently with the delivery of financial statements under clause (b) above, a schedule that lists the Properties included in Total Asset Value which identifies whether such Property is an Unencumbered Asset, and if such Property is subject to any Indebtedness, an Eligible Ground Lease, or an Eligible On-Campus Ground Lease;”

f) Notices of Asset Sales, Encumbrances or Dispositions. Section 8.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“The Borrower shall deliver to the Administrative Agent and the Lenders written notice not less than five (5) Business Days prior to a sale, encumbrance with a Lien to secure Indebtedness or other Disposition of an Unencumbered Asset or other assets of the Loan Parties or their Subsidiaries, in each case, in a single transaction or series of related transactions, for consideration in excess of $200,000,000, which is permitted pursuant to Section 10.1(e), Section 10.2(a)(iv) or Section 10.9, as applicable.”

g) Patriot Act Notice; Compliance. The Credit Agreement is hereby amended by adding the following as a new Section 8.14:

“The Patriot Act and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, a Lender (for itself and/or as a non-fiduciary agent for all Lenders hereunder) may from time-to-time request, and the Borrower shall, and shall cause the other Loan Parties to, provide promptly upon any such request to such Lender, such Loan Party’s name, address, tax identification number and/or such other identification information as shall be necessary for such Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.”

h) Investments, Loans, Advances, Guarantees and Acquisitions. Section 10.4 of the Credit Agreement is hereby deleted in its entirety.

i) Restricted Payments. Section 10.6 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“If an Event of Default has occurred and is continuing, the Borrower shall not make any Restricted Payments to the Company in excess of the amount sufficient to permit the Company to pay dividends to its shareholders in the minimum amounts required to be made by the Company in order to maintain its status as a REIT.”

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j) Disposition of Property. Section 10.9 of the Credit Agreement is hereby amended to delete the use of “Permitted Investments” in clause (e) thereof and replace such use with “investments”.

k) Financial Covenants. Section 10.13 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“The Company and the Borrower shall not:

(a) Total Leverage Ratio. Permit the ratio of Total Indebtedness to Total Asset Value (the “Total Leverage Ratio”) as at the last day of any period of four consecutive fiscal quarters of the Company to exceed sixty percent (60%); provided that such ratio may exceed sixty percent (60%) following a Major Acquisition so long as (i) such ratio does not exceed sixty percent (60%) as of the end of more than four (4) consecutive fiscal quarters after such Major Acquisition and (ii) such ratio does not exceed sixty-five percent (65%) as of any such date of determination.

(b) Secured Leverage Ratio. Permit the ratio of Secured Indebtedness to Total Asset Value as at the last day of any period of four consecutive fiscal quarters of the Company to exceed thirty percent (30%); provided that such ratio may exceed thirty percent (30%) following a Major Acquisition so long as (i) such ratio does not exceed thirty percent (30%) as of the end of more than four (4) consecutive fiscal quarters after such Major Acquisition and (ii) such ratio does not exceed thirty-five percent (35%) as of any such date of determination.

(c) [Reserved]

(d) Fixed Charge Coverage Ratio. Permit the ratio of Total EBITDA to Total Fixed Charges for any period of four consecutive fiscal quarters of the Company to be less than 1.50 to 1.0 as of the last day of any fiscal quarter of the Company.

(e) [Reserved].

(f) Unencumbered Leverage Ratio. Permit the ratio of Unsecured Indebtedness to Unencumbered Asset Value as at the last day of any period of four consecutive fiscal quarters of the Company to exceed sixty percent (60%); provided that such ratio may exceed sixty percent (60%) following a Major Acquisition so long as (i) such ratio does not exceed sixty percent (60%) as of the end of more than four (4) consecutive fiscal quarters after such Major Acquisition and (ii) such ratio does not exceed sixty-five percent (65%) as of any such date of determination.

(g) Unencumbered Coverage Ratio. Permit the ratio of Unencumbered NOI for any period of four consecutive fiscal quarters of the Company to Unsecured Interest Expense for such period to be less than 1.75 to 1.0 as of the last day of any fiscal quarter of the Company.

(h) [Reserved].

(i) [Reserved].

(j) Pro Forma Calculations.

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(i) For purposes of the pro-forma calculations to be made pursuant to Section 10.13(a), (b), (d), (f) and (g) (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Unencumbered Asset Value the actual value of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter and (B) adding to Total Asset Value and Unencumbered Asset Value the undepreciated GAAP book value (after any impairments) of any Acquisition Properties acquired (or to be acquired with any borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.

(ii) For purposes of the pro-forma calculations to be made pursuant to Section 10.13 (and the definitions used therein), such calculations shall be adjusted by (A) excluding from Unencumbered NOI the actual NOI for the relevant period of any assets sold by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter, and (B) adding to Unencumbered NOI the projected NOI for the next four (4) quarters (based on the Borrower’s projections made in good faith) for any assets acquired (or to be acquired with any Borrowing) by the Borrower or any of its Subsidiaries since the last day of the prior fiscal quarter.”

l) Events of Default – Involuntary Proceedings. Section 11.1(h) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; provided, however, that the events described in this clause (h) as to any Subsidiary shall not constitute an Event of Default unless more than five percent (5%) of the Total Asset Value is attributable to (x) such Subsidiary(ies) and (y) any other Subsidiary(ies) which is/are the subject of an Event of Default under this clause (h) and clauses (i) and (j) below;”

m) Events of Default – Voluntary Proceedings. Section 11.1(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(i) the Company, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; provided, however, that the events described in this clause (i) as to any Subsidiary shall not constitute an Event of Default unless more than five percent (5%) of the Total Asset Value is attributable to (x) such Subsidiary(ies) and (y) any other Subsidiary(ies) which is/are the subject of an Event of Default under this clause (i) and clause (h) above and clause (j) below;

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n) Events of Default – Inability to Pay Debts. Section 11.1(j) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(j) the Company, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; provided, however, that the events described in this clause (j) as to any Subsidiary shall not constitute an Event of Default unless more than five percent (5%) of the Total Asset Value is attributable to (x) such Subsidiary(ies) and (y) any other Subsidiary(ies) which is/are the subject of an Event of Default under this clause (j) and clauses (h) and (i) above;”

o) Events of Default – Judgments. Section 11.1(k) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“(k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company, the Borrower or any Subsidiary to enforce any such judgment;”

p) Successors and Assigns – Participants. Section 13.6(d) of the Credit Agreement is hereby amended by adding after the last sentence thereof the following

“Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.”

q) Exhibits E-1 through E-4 – Forms of Tax Compliance Certificates. The Credit Agreement is hereby amended by adding thereto Exhibits E-1 through E-4 attached hereto.

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Section 5. NON-IMPAIRMENT. Except as expressly provided herein, nothing in this Amendment shall alter or affect any provision, condition, or covenant contained in any of the Loan Documents or affect or impair any rights, powers, or remedies of Lender, it being the intent of the parties hereto that the provisions of the Loan Documents shall continue in full force and effect except as expressly modified hereby.

Section 6. MISCELLANEOUS PROVISIONS.

a) No Waiver. No previous waiver and no failure or delay by Lender in acting with respect to the terms of the Note or this Amendment shall constitute a waiver of any breach, default, or failure of condition under the Note, this Amendment or the obligations secured thereby. A waiver of any term of the Note, this Amendment or of any of the obligations secured thereby must be made in writing and shall be limited to the express written terms of such waiver.

b) Severability. If any provision or obligation under this Amendment and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Amendment or any other Loan Document, or the right of collectability therefore, are declared to be or become invalid, illegal or unenforceable, Lender’s obligations to make advances under the Loan Documents shall not be enforceable by Borrower.

c) Governing Law and Consent to Jurisdiction. This Amendment and any claim, controversy or dispute arising under or related to this Amendment, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to any conflicts of law principles, except to the extent preempted by federal laws. Borrower and all persons and entities in any manner obligated to Lender under the Loan Documents consent to the jurisdiction of any federal or state court within the State of New York having proper venue and also consent to service of process by any means authorized by New York or federal law.

d) Headings. All article, section or other headings appearing in this Amendment and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Amendment and any of the other Loan Documents.

e) Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

f) Defined Terms. Unless otherwise defined herein, each capitalized term used in this Amendment and not defined shall have the meaning given to such term in the Credit Agreement.

g) Rules of Construction. The word “Borrower” as used herein shall include both the named Borrower and any other person at any time assuming or otherwise becoming primarily liable for

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all or any part of the obligations of the named Borrower under the Credit Agreement. The term “person” as used herein shall include any individual, company, trust or other legal entity of any kind whatsoever. If this Amendment is executed by more than one person, the term “Borrower” shall include all such persons. The word “Administrative Agent” and “Lender” as used herein shall include each such parties respective, successors, assigns and affiliates.

h) Use of Singular and Plural; Gender. When the identity of the parties or other circumstances make it appropriate, the singular number includes the plural, and the masculine gender includes the feminine and/or neuter.

i) Inconsistencies. In the event of any inconsistencies between the terms of this Amendment and the terms of any of the other Loan Documents, the terms of this Amendment shall prevail.

j) Integration; Interpretation. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments (including this Amendment), renewals or extensions now or hereafter approved by Administrative Agent and, as required under the Credit Agreement, Requisite Lenders or Lenders, in writing.

[Signatures Begin on Following Pages]

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IN WITNESS WHEREOF, the parties hereto have caused this Second Modification to Credit Agreement to be duly executed and delivered by their authorized officers all as of the day and year first above written.

HEALTHCARE TRUST OF AMERICA HOLDINGS, LP, a Delaware limited partnership

By:	Healthcare Trust of America, Inc., its General Partner

By:
	Name:	Robert A. Milligan
	Title:	Chief Financial Officer

Acknowledged and Consented To: GUARANTOR: HEALTHCARE TRUST OF AMERICA, INC., a Maryland corporation

By:
Name:	Robert A. Milligan
Title:	Chief Financial Officer

Second Modification – Signature Page